RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands
Reg. No. 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

7 August 2006

RANDGOLD RESOURCES UPDATE

LOULO PLANT SUBSTANTIALLY COMPLETE

A herculean effort from the Randgold Resources team at Loulo has completed the plant, as originally designed, with only a few loose ends remaining to be tied
up.

Chief executive Mark Bristow says that when the company made the difficult decision to take back the project from the defaulting contractor, it appeared that the job was some 65% complete. As the team got to grips with the task, however, it became increasingly evident that it had only been half done.

"We faced two challenges. The first was to complete the hard-rock crushing circuit as quickly as possible, while using mobile crushers as an interim measure. The second was to address various critical operational issues, such as the tailings facility and the water storage and pumping systems, which were not up to our standards. And at the same time, of course, we had to settle down a new mine and a new operating team," he said.

Unfinished or not started by the contractor, but now completed by the team, are:
the hard-rock crushing circuit, except for the stockpiling system, the Garra water storage facility and diversion canal weir,
the tailings storage facility and return water pumping system, the water pipelines to the Garra and from the Garra to the plant, the CIL expansion tank bases,
the woodchip dewatering screens and disposal systems,
the plant spillage pumping systems,
the plant dust suppression systems,
the plant fire-fighting systems,
the lime pneumatic handling system,
the steel ball handling system,
the acid wash tank,
the cyanide store, plant workshops, village shop and other buildings, the fencing around the plant and the tailings storage facility, and the carbon regeneration system.

Still being buttoned up are the main fuel farms, where three out of five tanks have been finished i.e. the installation of some of the final steelwork and supports around the stockpile and the completion of the punch list for Phase 2.

YALEA UNDERGROUND CONTRACT AWARDED

The contract for the development of the Yalea underground mine at the Loulo complex has been awarded to Shaft Sinkers, a mining contractor with a proven track record in Africa. Site preparation for the twin decline system has already started and the boxcut and portal construction will soon commence with shaft sinking scheduled to begin in the last quarter of this year. The office and workshop complex has been prefabricated in South Africa and is expected to arrive in Mali in August.

Meanwhile, the supply contract for the underground heavy vehicle fleet -
consisting of Atlas Copco drill rigs backed by Elphinstone/CAT loaders and trucks - has been awarded to JA Delmas, the principal Caterpillar dealer in West
Africa.

Underground manager Thinus Strydom says the Loulo 0 underground plan is currently being updated and integrated with the open pit plan. Additional areas of synergy between the open pit and underground operations are also being investigated. These include the introduction of an overland conveyor system which will transport both underground and open pit ore from Yalea to the plant instead of trucking it.

TACTICAL DRILLING UNDER WAY IN COTE D'IVOIRE

CEO Mark Bristow, GM:Mali Mahamadou Samake and exploration manager Paul Harbidge recently completed a very successful trip to the Cote d'Ivoire. Productive meetings were held in Abidjan, prior to a field visit to Randgold Resources' 75%
owned Nielle permit, which accommodates the Tongon project. They were accompanied by Soro Guillaume, the leader of the Forces Nouvelles and Minister of State; representatives from the ministries of mines and defence; N'golo
Coulibaly, the president of the general council for the Korhogo region; and
Sidiki Konate, the director of the cabinet, together with the media.

The government and the Forces Nouvelles both approved Randgold Resources' plan to resume exploration activities and granted a temporary lifting of the 'Force
Majeure' which has been in place since the start of the conflict in September
2002. A 10-hole, 2 000 metre tactical drilling programme is underway to provide a broad framework for the final feasibility drilling programme, due to start after a return to stability. The next detailed drilling programme will form part of the final feasibility study which should take about 24 months to complete.

Resources at Tongon currently fall within the inferred category: 35.96Mt at
2.68g/t for 3.11Mozs.

"Randgold Resources believes in the gold prospectivity of the Cote d'Ivoire and the resolve of its people and leaders to find a lasting solution for the country. When compared with other countries that are emerging from political and military conflict and are prospective for new gold discoveries, Cote d'Ivoire stands out as one of the better ones and we will continue to support the peace process as a business partner to the country," Bristow said.

INFLATION PRESSURES INCREASE BREAKEVEN COSTS

The depreciating dollar, rising oil prices and inflation concerns have driven the gold price upward - but for the mining industry these same factors also have a steep downside: their impact on capital and operating costs.

Rising inflation has caused industry analysts to increase their cost projections sharply. Nesbitt Burns, for example, has increased its senior producer average total cash cost forecasts of US$220/oz and US$223/oz for 2007 and 2008, made in
2004, to US$276 and US$286. For intermediate producers, the forecast has moved up from US$191 and US$183 to US$235 and US$231. Senior producer breakeven costs have also risen significantly, from an actual US$310/oz in 2003 to an actual
US$381/oz in 2005. Current expectations for 2006 and 2007 are US$426/oz and
US$415/oz. For intermediate producers, breakeven costs have increased from
US$281/oz in 2003 to US$394/oz in 2005 and forecasts for 2006 and 2007 are
US$384/oz and US$358/oz respectively. Breakeven costs measure total cash costs plus depreciation, exploration and interest expenses.

In its third annual review of global mining trends, published in June,
PriceWaterhouseCoopers notes that mining company CEOs are increasingly concerned about cost pressures, notably of energy, more aggressive pricing by contractors and the additional strain imposed by governments reviewing royalties, taxes and the level of foreign ownership.

Energy costs are a particularly big issue for those companies, such as Randgold
Resources, which operate in remote regions and therefore have to generate their own power as well as to transport all their requirements over long distances.
Diesel fuel for power generation typically accounts for some 20% of the total operating costs of such mines. Driven by the fear of shortages due to geopolitical instability, and increasing demand from China, the oil price increased by 36% in 2004 and 33% in 2005.

For producers in areas where costs are not primarily denominated in dollars, inflationary pressures have been exacerbated by the decline in the US currency, which has weakened by some 20% in the protracted bear market which started in
2002.

Randgold Resources chief financial officer Roger Williams says the company has risen to the challenge of increased input costs by continuously striving to improve its own efficiency as well as that of its suppliers. It has been able to mitigate some of the inflationary and currency cost pressures by sourcing cheaper input materials and embedding a culture of cost-consciousness.

"Under the current cost regime we like to see our mines produce at a cash cost of below US$350 per ounce. In the longer run, therefore, our fundamental response to the cost challenges we face is to invest aggressively in the hunt for more high-quality lower-cost ounces," he said.

EXPLORATION: ARE THE JUNIORS GETTING DISTRACTED?

With the junior companies increasingly opting for development over exploration, the gold industry is in danger of losing its traditional trail blazers and entrepreneurs, says Randgold Resources chief executive Mark Bristow.

Speaking at the African Junior Mining Conference in Johannesburg, Bristow said juniors should be the industry's replacement engines, driving reserve and production growth. They were supported in this historical role by relative ease of access to equity risk capital, a generally flexible and entrepreneurial approach, and a higher capacity for risk, which allowed them early entry into new regions.

"It's the speculative junior sector and those companies which offer the potential for bonanza discoveries that have always attracted the risk capital at times like these. The problem at this point in the cycle is that many of the speculative investors don't understand the industry and its risks. Is exploration a value proposition? Definitely - but you can't just switch it on to coincide with a move in the market. It's a business which requires constant planning and investment ahead of the curve," Bristow said.

One of the underlying causes of the shift away from exploration, said Bristow, was the fact that many of the juniors were listed on the Aim market of the
London Stock Exchange.

"This market's hunger for instant rewards has focused them on trying to become producers by developing those smaller projects that didn't make it through the last cycle. History shows that unless one can add substantially to marginal projects, they remain marginal in the long run," he said.

"New discoveries are the only way to replace production and create value. If the industry is to maintain, let alone raise, its production profile, the majors need to re-establish their exploration businesses. Even more important, the juniors need to invest their venture capital in making discoveries. Juniors, like seniors, need business strategies that focus on sustainable profitability, and that recognise that building an integrated gold business requires a solid exploration base."

NURTURING OUR INTELLECTUAL CAPITAL

Since the start it has been Randgold Resources' policy to build a strong intellectual capital base by attracting, developing, retaining and motivating the best people, with a particular emphasis on the citizens of the countries in which it operates. The immense intellectual capital it has amassed has provided it with a keen competitive edge and a potent operational engine, as the company's performance record shows. Equally importantly, its decision to employ and empower locals has considerably enhanced its productive partnerships with its host countries.

These are some of the people who make up our intellectual capital base:

EXECUTIVE MANAGEMENT

Mahamadou Samake - executive manager of the Randgold Resources Mali operational centre; resident member of the Randgold Resources executive in Mali and a director of Morila SA and SOMILO.

EXPLORATION

Felix Kiemde - manages all exploration projects in Burkina Faso; was closely involved in the delineation of the Tongon and Yalea orebodies.

Fousseyni Diakite - exploration administration manager Mali exploration;
involved in company exploration activities in Mali since Randgold Resources first entered the country; has the distinction of being its first employee in
West Africa.

Emmanuel Badini - currently exploration manager at Loulo; has worked for
Randgold Resources in Burkina Faso, at Syama and Morila.

Aziz Sy - manages all exploration projects in Senegal; as a senior geologist was closely involved in the delineation of the Morila orebody; recently completed an
MBA.

Babacar Diouf - responsible for the evaluation of orebodies and currently working at Tongon; has worked for the company in Senegal, Loulo, and at exploration sites throughout West Africa and Tanzania; currently studying for a graduate diploma at Wits University.

Mamadou Diallo - heads the company's generative geological function in Mali; has the reputation as the geologist involved in an exercise that indicated the presence of gold at Sadiola Hill, Syama, Morila and Loulo.

Sounkalo Kone - a Randgold Resources employee since 1996 and currently working in Mali West; was one of four senior geologists on the team which discovered the
Morila orebody; played a pivotal role in preparing the local villages surrounding Morila for the change from an exploration site to a mine site.

Mamadou Bathily - a Randgold Resources employee since 1996 and currently in charge of exploration at Mali South; one of four senior geologists on the team which discovered the Morila orebody.

David Mbaye - manages some exploration projects in Senegal; was closely involved in the delineation of the Yalea orebody.

Kezia Aaron - administrative manager in Tanzania and has worked with the company throughout its time in Tanzania; in charge of all administrative aspects related to exploration projects, including government liaison.

Bodiel N'Diaye - administration manager in Cote d'Ivoire and in charge of all administrative aspects related to exploration projects, including government liaison.

LOULO GOLD MINE

Amadou Konta - the first Malian national to be appointed general manager of a large gold mine in Mali; was previously manager mining of the Syama mine in
Mali, and has been with the company since it took over Syama in 1996.

Tahiro Ballo - manager mining designate at Loulo; in charge of openpit mining;
was the mining production superintendent at Syama.

Mamadou Kanoute - manager engineering designate at Loulo; currently responsible for engineering maintenance in the metallurgical processing plant; joined
Randgold Resources at Syama and worked at Morila before taking up his current post.

Abdoulaye Cisse - plant superintendent at the metallurgical processing plant;
developed his managerial skills at Syama; recently attended a management course at the University of Cape Town.

Amadou Maiga - head of management accounts department at Loulo; been at the mine since construction started.

Ibrahima Diane - manager human resources; joined the company after completing a long and distinguished career in the Department of Labour.

Chiaka Berthe - currently responsible for grade control at one of the open pits;
as an exploration geologist was part of the team that discovered Yalea; recently attended a management course at the University of Cape Town's Business School.

Amadou Famanta - currently responsible for grade control at one of the open pits; as an exploration geologist was part of the team that discovered Yalea; in
2006 completed an MBA through the University of Quebec; played an important role in preparing the communities in the Loulo area for the change of the Loulo exploration project to an operating mine.

BAMAKO OFFICE

N'golo Sanogo - operational centre financial manager responsible for financial accounting on all company Malian operations; has worked for Randgold Resources since it took over Syama; was a stores accounts and a cost control manager at
Syama before moving to the Bamako office.

Mamadou Djire - head of financial accountants at Bamako office.

Seydio Dagnon - group payroll controller in Mali, responsible for exploration,
Bamako office and SOMILO payrolls; recently attained a management accounting and economics diploma.

RANDGOLD RESOURCES ENQUIRIES:
-------------------- ---------------------- ------------------------------------
Chief Executive      Financial Director     Investor & Media Relations
Dr Mark Bristow      Roger Williams         Kathy du Plessis
+44 779 775 2288     +44 791 709 8939       +27 11 728 4701
+223 675 0122                               Fax: +27 11 728 2547
                                            Cell: +27 83 266 5847
                                            Email: randgoldresources@dpapr.com
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Website:  www.randgoldresources.com
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DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The 2005 annual report notes that the financial statements do not reflect any provisions or other adjustments that might arise from the claims and legal process initiated by Loulo against MDM. Other potential risks and uncertainties include risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such other risk factors refer to the annual report on Form 20-F for the year ended 31 December 2005 which was filed with the United States Securities and Exchange Commission (the 'SEC') on 29 June
2006. Randgold Resources assumes no obligation to update information in this release. Cautionary note to US investors: the 'SEC' permits companies, in their filings with the 'SEC', to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the 'SEC' does not recognise and strictly prohibits us from including in our filings with the
'SEC'. Investors are cautioned not to assume that all or any parts of our resources will ever be converted into reserves which qualify as 'proven and probable reserves' for the purposes of the SEC's Industry Guide number 7.